EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2008, accompanying the consolidated financial statements of Winmark Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended December 29, 2007, which is incorporated by reference in this Post-Effective Amendment No. 4 to Form S-1.  We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Form S-1 of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Grant Thornton

Minneapolis, Minnesota

March 17, 2008